Exhibit 99.1

Flexion Therapeutics to Hold Investor & Analyst Day Today

-     Management to discuss the latest plans for the potential launch of ZilrettaTM

-     Clinical experts to share perspectives on Zilretta

-     Company to introduce new pipeline candidate (FX101)

BURLINGTON, Mass., July 10, 2017 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) will hold an Investor & Analyst Day today at 10 a.m. EDT. The meeting may be viewed live via webcast at http://edge.media-server.com/m/p/a5pnvdm8, and a replay will be available on the company’s website. The company will present a comprehensive update on its plans and activities to commercialize Zilretta (FX006), its lead investigational product candidate for osteoarthritis (OA) related knee pain.

Flexion management and clinical experts will cover a number of important topics:

•	Mike Clayman, M.D., Co-Founder, President and Chief Executive Officer, will present an overview on the company and its lead product candidate, Zilretta.

•	Andrew Spitzer, M.D., Co-Director of the Joint Replacement Program at Cedars-Sinai Orthopaedic Center, will present clinical perspectives on Zilretta, including highlights from the FX006 pivotal trial.

•	Steven Russell, M.D., Ph.D., Assistant Professor of Medicine, Diabetes Research Center and Department of Medicine, Massachusetts General Hospital, will discuss recent findings from a Phase 2 study examining Zilretta in patients with Type 2 diabetes.

•	Dan Deardorf, Senior VP Commercial, will provide an update on the company’s commercial plans for a Q4 2017 launch of Zilretta, assuming a positive decision from the U.S. Food and Drug Administration (FDA) in October 2017.

•	Dan Thornton, VP Market Access, will review market access preparations and summarize the company’s reimbursement strategy for Zilretta.

•	Neil Bodick, M.D., Ph.D., Co-Founder and Chief Scientific Officer, will discuss the addition of a pre-clinical pipeline candidate. The new program, FX101, utilizes the company’s proprietary microsphere technology to deliver an extended-release formulation of fluticasone, a well-studied synthetic corticosteroid. The company expects to initiate a Phase 2 study in 2018.

“The successful commercialization of Zilretta is our absolute highest priority, and we look forward to providing an update on our efforts and plans today. We believe we have the right people, strategies and resources in place to execute a world-class launch of Zilretta, pending regulatory approval,” said Dr. Clayman. “Additionally, we are excited to introduce FX101, our extended-release formulation of fluticasone, which we believe has the potential to provide even longer pain relief than Zilretta.”

About Osteoarthritis (OA) of the Knee

OA is the most common joint disease, affecting more than 30 million Americans and accounting for over $185 billion in annual expenditures. In 2015, more than 14 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. OA prevalence is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, more than five million OA patients in the U.S. receive either an immediate-release corticosteroid or hyaluronic acid intra-articular injection for knee pain.

About Zilretta

Zilretta is being investigated as the first intra-articular, extended-release treatment for patients with OA related knee pain. Zilretta employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid matrix. In February 2017, the FDA accepted the company’s New Drug Application for Zilretta in OA of the knee. Under the Prescription Drug User Fee Act, the agency has established a user fee goal date of October 6, 2017.

About Flexion Therapeutics

Flexion Therapeutics is a specialty pharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with OA, a type of degenerative arthritis. The company’s core values are focus, ingenuity, tenacity, transparency and fun. Flexion was named one of the Boston Business Journal’s 2017 Best Places to Work.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; the potential benefits of Zilretta and FX101; the expected increase in OA incidence and the projected timeline for initiating a Phase 2 study for FX101, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing, manufacturing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics; competition from alternative therapies; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory approvals to market Zilretta; the risk that Zilretta may not receive regulatory approval or be successfully commercialized, including as a result of the FDA’s or other regulatory authorities’ decisions regarding labeling and other matters that could affect its availability or commercial potential; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

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Corporate Contact:

Scott Young

Sr. Director, Corporate Communications & Investor Relations

Flexion Therapeutics, Inc.

T: 781-305-7194

syoung@flexiontherapeutics.com